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                                                                     Exhibit 2.1
                           CONVEYANCE AND TRANSFER AGREEMENT

         CONVEYANCE AND TRANSFER AGREEMENT DATED AS OF October 1, 1996 (the "Agreement") among BORDEN, INC., a New Jersey corporation ("BNI"), BDH ONE, INC., a Delaware corporation ("BDH ONE"), BDH TWO, INC., a Delaware corporation ("BDH TWO"), BORDEN FOODS INVESTMENTS CORPORATION, a Delaware corporation ("BFIC"), BORDEN FOODS HOLDINGS, LLC, a Delaware limited liability company ("BFH LLC"), BORDEN FOODS HOLDINGS CORPORATION, a Delaware corporation ("BFHC"), BORDEN FOODS CORPORATION, a Delaware corporation ("BFC"), BFC INVESTMENTS, L.P., a Delaware limited partnership ("BFCI LP"), and BDS TWO, INC., a Delaware corporation ("BDS TWO");

                                    RECITALS
                                    --------

         WHEREAS, BNI and certain of its subsidiaries own and/or operate certain assets, rights and properties utilized in or relating to BNI's worldwide foods business (the "Business");

         WHEREAS, BNI and certain of its subsidiaries propose to transfer pursuant to a series of transactions described herein to BFC and BFCI LP all of their right, title and interest in, to and under the Assets (as defined below) and the Business, for an aggregate consideration of $550 million, subject to the terms and conditions hereof; and

         WHEREAS, BFC and BFCI LP propose to assume all of the Liabilities (as defined below), subject to the terms and conditions hereof;

         NOW THEREFORE, in consideration of the premises and the promises hereinafter contained, it is agreed by and among the parties hereto as follows:



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                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

         The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

         "ASSETS" means all of the assets, rights and property of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued or contingent, and wherever located, constituting part of, principally utilized in the or principally related to the Business as it exists on the date of this Agreement including, without limitation, the assets of the Business as reflected on the December 31, 1995 Balance Sheet contained in the June 20, 1996 Private Placement Memorandum of BFH LLC (the "Balance Sheet") and as such assets may have changed in the conduct of the Business from December 31, 1995 to the date of this Agreement. The Assets include, without limitation, the following:

         (a) all notes and accounts receivable principally relating to the Business;

         (b) all raw materials, feed stock, supplies, work-in process, finished goods and other materials included in the inventory of the Business;

         (c) all real property and buildings and improvements thereon principally utilized in or principally relating to the Business, including without limitation, all real property and buildings and improvements thereon listed or described in Schedule A-1 hereto;

         (d) all real estate leases and leasehold improvements principally utilized in or principally relating to the Business, including, without limitation, all real estate leases and leasehold improvements listed or described in Schedule A-2 hereto;

         (e) all machinery, equipment, vehicles, furniture and other personal property principally utilized in or principally relating to the Business, including, without limitation, all

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                  machinery, equipment, vehicles, furniture and other personal property listed or described in Schedule A-3 hereto;

         (f) all personal property leases principally utilized in or principally relating to the Business, including, without limitation, all personal property leases described in Schedule A-4 hereto;

         (g) all contracts, agreements or understandings principally utilized in or principally relating to the Business, including, without limitation, all contracts, agreements or understandings listed or described in Schedule A-5 hereto;

         (h) all of the capital stock of the corporations principally conducting operations of the Business, including, without limitation, all of the corporations listed or described in Schedule A-6 hereto and the corporations owned by BDH ONE, which are listed or described in Schedule A-6(a) hereto;

         (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source of business identifiers, and the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all renewals thereof (hereinafter, collectively, "Trademarks"), including, without limitation, all of the Trademarks listed or described in Schedule A-7 hereto;

         (j) all patents, patent applications, patent licenses, copyrights, copyright licenses, trade secrets, inventions, operating know-how and other technical information principally utilized in or principally relating to the Business, including, without limitation, all of the patents, patent applications, patent licenses, copyrights, copyright licenses,

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                  trade secrets, inventions, operating know-how and
                  other technical information listed or described in Schedule A-8 hereto;

         (k) all other intangible property principally utilized in or principally relating to the Business, including, without limitation, all intangible property listed or described in Schedule A-9 hereto;

         (l) all of BNI and BDH/BFIC's rights, claims or causes of action against third parties relating to the Assets or the Business;

         (m)      all books and records relating to the Assets or the Business;

         (n) equitable title to those assets which constitute part of (i) BNI's Canadian food business and are held by The Borden Company Limited ("BCL"), (ii) BNI's Colombian food business and are held by Companie Columbiana de Alimentos Lacteos, S.A. ("Cicolac"), and/or Alisa S.A. ("Alisa"), and (iii) BNI's interest in a joint venture in the Republic of China, Qihe Dairy Corp. Ltd.

         (o) the assets of BNI's Puerto Rican food business held by Productos Borden, Inc.; and

         (p)      the assets of BNI's Panamanian food business.

         Notwithstanding the foregoing, the Assets shall not include the following:

                  (i) all cash and cash equivalents of the Business (except cash and cash equivalents held by the corporations listed in Schedule A-6 and A-6(a) hereto);

                  (ii) the name "Borden", and trade names, trademarks and service marks containing the word "Borden" and all trademarks containing the word "Elsie" and/or Cow Design, the use of certain of which are subject to a Use of Name and Trademark License Agreement of even date herewith;

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                  (iii)    all of BNI and BDH/BFIC's rights, claims or causes of
                           action against third parties principally relating to the Assets or the Business which may arise in connection with the discharge by said entities of the liabilities and obligations of the Business which are not expressly assumed by BFC or BFCI LP hereunder;
                  (iv) any assets, rights or properties that are not principally utilized in or principally related to the Assets or the Business, except to the extent provided in Schedule A-10 hereto;
                  (v) the assets, rights and properties listed or described in Schedule B hereto; and
                  (vi) any assets, rights or property of any kind, character or description, whether tangible or intangible, whether real, personal or mixed, whether accrued or contingent, and wherever located, that are not part of the Assets ("NON-INCLUDED ASSETS"), including, without limitation, any such Non-Included Asset which constitutes part of, is principally utilized in or principally relates to BNI's global packaging business.

         "LIABILITIES" means all of the claims, liabilities, duties, costs, expenses, indebtedness and obligations of the Business as it exists on the date of this Agreement including, without limitation, the liabilities of the Business as reflected on the Balance Sheet, and as such liabilities may have changed in the conduct of the Business from December 31, 1995 to the date of this Agreement, including, without limitation, the following:
         (a) all liabilities and obligations under or in connection with the Assets;
         (b) all liabilities and obligations under or in connection with unfulfilled purchase orders or sales commitments of the Business;
         (c) all liabilities and obligations under or in connection with returns of products sold as part of the Business; and
         (d) all other claims, liabilities, duties, costs, expenses, indebtedness and obligations listed or described on Schedule C hereto.
         Notwithstanding the foregoing, the Liabilities shall not include (except to the extent specifically referred to on Schedule C hereto) the following:

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                  (i)      liabilities and obligations of or relating to
                           discontinued products, operations, or businesses, or idled, closed or sold plants, facilities, operations or businesses, including without limitation, liabilities and obligations of or relating to employee relations and benefits;
                  (ii) liabilities and obligations of or relating to closed claims, closed litigation, or closed Superfund matters; and
                  (iii) liabilities and obligations of BNI or its subsidiaries or affiliates that are not related to the Assets or Business.

                                   ARTICLE II
                                   ----------
                       CONVEYANCE OF ASSETS TO TRANSFEREE
                       ----------------------------------



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         (a) The parties hereby agree to sell, convey, assign, transfer and deliver to the party(ies) described below, their successors and assigns (except as otherwise provided in Section 2.1(b) and (c)), all of the Assets, to have and to hold, to and for its and their use forever, effective on the date of this Agreement, as follows:

                  (i) in exchange for the Assets (excluding the Trademarks listed or described in Schedule A-7 and the subsidiaries owned by BDH ONE), BFC will assume the Liabilities and will transfer cash, debt issued by Borden Holdings, Inc. and/or debt issued by BFC to BNI and one share of BFC common stock;

                  (ii) in exchange for the stock in the food business subsidiaries owned by BDH ONE and listed on Schedule A-6(a), BFC will transfer debt issued by Borden Holdings, Inc. and/or BFC debt and one share of BFC common stock to BDH ONE;

                  (iii) in exchange for all of the Trademarks owned by BFIC, which assignment shall be subject to the right of BFIC to approve all future assignments, BFCI LP will transfer debt issued by Borden Holdings, Inc. to BFIC; and

                  (iv) in exchange for a general partnership interest in T.M.I. Associates, L.P., a Delaware limited partnership, BFCI LP will transfer debt issued by Borden Holdings, Inc. to BDS TWO.

         All such transfers, conveyances, assignments, and deliveries shall be made by special warranty deeds, bills of sale, assignments, or such other documents of transfer or assignment as may be necessary or appropriate to vest in the transferee good and marketable title to

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the Assets.

         (b) Notwithstanding anything to the contrary contained herein, if the sale, conveyance, assignment, transfer or delivery made hereunder of any agreement, lease, contract, permit, license, right, claim or other asset would be ineffective as between any transferor and transferee or serve as a cause for the termination, invalidation or loss thereof or of any rights thereunder without the consent or approval of any third person or governmental entity, then such sale, conveyance assignment, transferor or delivery shall not become effective unless and until such consent or approval is obtained, whereupon such sale, conveyance, assignment, transfer or delivery shall be deemed to be effective without any further act or event of any party hereto. During such period when such sale, conveyance, assignment, transfer or delivery is not yet effective as provided above, BNI or BDH, as the case may be, shall to the greatest extent permitted, hold such Asset for the use and benefit of BFC or BFCI, as the case may be, until such consent or approval has been obtained.

         (c) Notwithstanding anything to the contrary contained herein, it is intended to convey at present only equitable title to any Canadian or Colombian assets included in the Assets and currently owned by BCL, Cicolac and/or Alisa including those listed on Schedules A-1, A-2, A-3, A-5, A-7, A-8, A-9, and A-10. Such assets shall be held in trust by BCL, Alisa and/or Cicolac and/or their subsidiaries and operated to and for the benefit of BFC and/or its subsidiaries until such time as BCL, or Cicolac, Alisa and/or their subsidiaries are dissolved, liquidated or partitioned. Upon the dissolution, liquidation or partitioning of BCL and/or Cicolac and/or Alisa and/or their subsidiaries, legal title to such assets, including those acquired after December 31, 1995 (and not subsequently disposed of), shall be conveyed and assigned to BFC or its Canadian or Colombian subsidiary, as the case may be, or other subsidiaries.

                                   ARTICLE III
                   ASSUMPTION OF LIABILITIES; INDEMNIFICATION
                   ------------------------------------------

         3.1 As partial consideration for the sale, conveyance, assignment, transfer and

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delivery of the Assets made under Article II to BFC and to BFCI LP for any sales, conveyances, assignments, transfers and deliveries to be made to BFC and to BFCI LP pursuant to Article VI, BFC hereby assumes and agrees to perform and fully discharge all of the Liabilities in accordance with their respective terms.

         3.2 BFC hereby agrees to indemnify, defend and hold harmless BNI and each affiliate of BNI (other than BFH LLC or its subsidiaries) and its and their respective successors and assigns, from and against any and all claims, costs, damages, liabilities and expenses, including court costs and reasonable attorneys' fees and expenses, arising from or in connection with (a) the Liabilities hereby assumed by BFC or (b) BFC's failure to perform or discharge any of the Liabilities.

          BNI hereby agrees to indemnify, defend and hold harmless BFC, and BFH LLC and their subsidiaries and its and their successors and assigns, from and against any and all claims, costs, damages, liabilities and expenses, including court costs and reasonable attorneys' fees and expenses, arising out of or in connection with any action, claim or proceeding against, and all liabilities, obligations and indebtedness of, BNI and each of its subsidiaries or affiliates, except for the Liabilities assumed by BFC hereunder.

         3.3 For the purpose of this Agreement, an "INDEMNIFIED PARTY" is a party who is entitled to indemnity pursuant to the provisions of this Agreement, and an "INDEMNIFYING PARTY" is a party who has an obligation of indemnity pursuant to the provisions of this Agreement. An Indemnified Party shall give an Indemnifying Party prompt written notice of any claim that has given or could give rise to a right of indemnification under this Agreement and shall provide reasonable access to such information (whether oral or written), records and other materials in the possession or control of the Indemnified Party as may be necessary or appropriate to enable the Indemnifying Party, its employees, agents, attorneys, consultants and/or contractors to investigate, assess and otherwise evaluate the claim, prepare its position and take remedial or other appropriate action. The Indemnifying Party shall have the responsibility of contesting, defending, litigating, settling or satisfying any

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claim made against the Indemnified Party and shall have the right to employ its own counsel in connection therewith. The Indemnifying Party's obligation shall be limited to taking such minimum actions as are reasonably necessary under the circumstances. The Indemnifying Party shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such claim; provided that the Indemnifying Party shall, upon request of the Indemnified Party, consult with the Indemnified Party at reasonable times regarding its proposed actions; provided, further, that the Indemnifying Party shall not settle any claim, apart from taking remedial action, without the consent of the Indemnified Party, but if the Indemnified Party shall refuse to consent to any settlement recommended by the Indemnifying party and shall elect to contest the claim, then the Indemnifying Party's liability for such claim shall not exceed the amount for which the claim could have been so settled plus expenses incurred by the Indemnified Party up to the date of such refusal. The Indemnified Party shall have the right to be represented by separate counsel at the Indemnified Party's expense in connection with any such claim. The Indemnified Party shall cooperate with and assist the Indemnifying Party in connection with any such claim. Each party shall maintain all information, records and other materials in a strictly confidential manner, except as required to comply with applicable law or regulation or an order of a court or governmental authority, or to enforce its rights under this Agreement.

          Where possible, such information shall be placed under confidential seal before it is placed in public records. In the event the Indemnifying Party fails to proceed diligently and in good faith with respect to such claim, the Indemnified Party may take such course of action as it deems appropriate without prejudice to its rights to indemnity.

                                   ARTICLE IV
                                   WARRANTIES
                                   ----------

     Each party represents and warrants to the other that the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate

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action on its part and that this Agreement has been duly executed and delivered by it and constitutes the valid and binding agreement of it in accordance with its terms. ALL SALES, TRANSFERS, CONVEYANCES, ASSIGNMENTS AND DELIVERIES MADE OR TO BE MADE HEREUNDER WILL BE MADE WITHOUT REPRESENTATION OR WARRANTY (EXCEPT AS SET FORTH IN THIS ARTICLE IV) OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF TITLE). ALL ASSETS, RIGHTS AND BUSINESS SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED HEREUNDER ARE SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED "AS IS", AND EACH PARTY HERETO EXPRESSLY DISCLAIMS ANY WARRANTIES OF CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. This Agreement is made, however, with full rights of substitution and subrogation of each transferee in, to and under all covenants, warranties and other rights or indemnification by others heretofore given or made with respect to any of the Assets, subject to Section 2.1(b) and (c). Each party hereto hereby waives compliance with the bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

                                   ARTICLE V
                         SALES TAXES AND RECORDING FEES
                         ------------------------------

          The parties agree that the party acting as transferor shall pay in each instance all sales, use and similar taxes arising out of the sales, transfers, conveyances, assignments and deliveries made or to be made hereunder, and shall pay all documentary, filing and recording fees required in connection therewith.

                                   ARTICLE VI
                               FURTHER ASSURANCES
                               ------------------

          6.1 From time to time after the date hereof, and without any further consideration, the parties will execute and deliver such bills of sale, deeds and other

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instruments of sale, transfer, conveyance, assignment and delivery, and take such other actions, as the other may reasonably request in order more effectively to vest in BFC and BFCI LP ownership of the Assets to be conveyed and assigned hereunder or intended so to be and to put BFC and BFCI LP in actual and exclusive possession and control of such Assets and the Business. After the date hereof, the parties agree to use their best efforts to obtain any and all consents and approvals which may be necessary to vest or confirm ownership in BFC and BFCI LP of all the Assets.

          6.2 From time to time after the date hereof, and without any further consideration, each party will execute and deliver such documents, and take such other actions, as any other party may reasonably request in order that BFC and BFCI LP shall more effectively assume and become obligated to perform and discharge all Liabilities. After the date hereof, the parties each agree to use their best efforts to obtain any and all consents and approvals which may be necessary to vest or confirm the assumption by BFC and BFCI LP of all the Liabilities.

         6.3 Without limiting the generality of Sections 6.1 and 6.2, in the event that, after the date hereof, BNI reasonably determines that the transfer of the Assets or the assumption of the Liabilities would be more effectively made by an alteration of the provisions of Section 2.1(a) upon notice from the relevant transferor to the relevant transferee, the relevant transferor and relevant transferee shall enter into an amendment to this Agreement to so alter Section 2.1 provided that BFC and BFCI LP shall not be required to enter into such an amendment if such alteration would be adverse to BFC's interests hereunder taken as a whole.

         6.4 In the event that Non-Included Assets are located or found to exist after the date of this Agreement, then BFC promptly shall convey or cause the conveyance of such Non-Included Assets to BNI or a person designated by BNI, and shall execute and deliver, or cause the execution and delivery of, all other instruments and documents as may be requested by BNI in order to transfer all right, title and interest in and to such Non-Included Asset to BNI. Until any such Non-Included

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Asset is so transferred, it shall be held in trust for the benefit and cost of
BNI by BFC (or any successor to BFC).

                                   ARTICLE VII
                                     GENERAL
                                     -------

           7.1 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

          7.2 HEADINGS. All articles or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

          7.3 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          7.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          7.5 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York; provided that the conveyance pursuant to this Agreement of real property, fixtures and personal property located in any particular state shall be governed by and construed and enforced in accordance with the laws of such state.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.

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                        BORDEN, INC.

                        By: /s/ William H. Carter
                            ---------------------------------------------
                        Title: Executive Vice President, CFO
                               ------------------------------------------


                        BDH ONE, INC.

                        By: /s/ Thomas V. Barr
                            ---------------------------------------------
                        Title: President
                               ------------------------------------------


                        BDH TWO, INC.

                        By: /s/ Thomas V. Barr
                            ---------------------------------------------
                        Title: President
                               ------------------------------------------


                        BORDEN FOODS INVESTMENTS CORPORATION

                        By: /s/ Phyllis Yeatman
                            ---------------------------------------------
                        Title:  Assistant Secretary
                               ------------------------------------------


                        BORDEN FOODS HOLDINGS, LLC

                        By: /s/ Phyllis Yeatman
                            ---------------------------------------------
                        Title: Attorney-in-Fact
                               ------------------------------------------


                        BORDEN FOODS HOLDINGS CORPORATION

                        By: /s/ Thomas V. Barr
                            ---------------------------------------------
                        Title: President
                               ------------------------------------------

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                        BORDEN FOODS CORPORATION

                        By: /s/ Nancy G. Brown
                            ---------------------------------------------
                        Title: Vice President and Secretary
                               ------------------------------------------


                        BFC INVESTMENTS, L.P.
                             By: Borden Foods Corporation, its General Partner

                        By: /s/ Nancy G. Brown
                            ---------------------------------------------
                        Title: Vice President and Secretary
                               ------------------------------------------


                        BDS TWO, INC.

                        By: /s/ Thomas V. Barr
                            ---------------------------------------------
                        Title: President
                               ------------------------------------------

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